Exhibit 10.1
Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

VIA DocuSign

[***]
[***]

Re: Discretionary Equity Award and Bonus

Dear [ ]:

As was discussed [***], we appreciate your valuable contributions to Oyster Point Pharma, Inc. (the “Company”) and it is the desire of the Company that you continue your employment. As an incentive for this continued employment with the Company, and assuming you sign below, you are eligible to receive the following:

1.A discretionary grant of [ ] Performance Stock Units of the Company’s Common Stock (the “Discretionary Equity Award”), which was approved by the unanimous written consent of the Company’s Board of Directors (the “Board”) on July 6, 2022, and as determined in accordance with the Company’s 2019 Equity Incentive Plan (the “Plan”), and further subject to the following terms:

a.You must remain employed and in good standing with the Company as of the dates of the following vesting schedule:

a.One-half (1/2) of the Discretionary Equity Award will vest on July 6, 2023; and
b.One-half (1/2) of the Discretionary Equity Award will vest at such time, if any, during the period that begins on July 6, 2023, and ending on July 6, 2024 (the “VWAP Vesting Period”), as the thirty (30)-day volume-weighted average stock price (the “VWAP”) reaches $6.00 (the “VWAP Based Vesting Requirement”). In order to satisfy the VWAP Based Vesting Requirement, the applicable thirty (30) consecutive day period must occur entirely during the VWAP Vesting Period and the VWAP will be measuring during any thirty (30) consecutive trading days during such period.

i.The Discretionary Equity Award will not be considered fully vested until July 6, 2024 (the “Discretionary Equity Date”). Therefore, if you voluntarily separate from the Company before the Discretionary Equity Date without Good Reason, or if you are terminated for Cause (and other than as a result of death or Disability), you will not be eligible to retain any unvested portion(s) of the Discretionary Equity Award. The Discretionary Equity Award is subject to the terms and conditions of the Plan, as in effect at the time and as updated as necessary by the Board in its sole discretion. The Discretionary Equity Award will also be subject to the terms and conditions of new forms of PSU award documentation to reflect the Performance Stock Units terms as approved by the Board.

Exhibit 10.1
i.Your Discretionary Equity Award (or unvested portion thereof) will be eligible for accelerated vesting upon a qualifying termination in connection with a Change in Control as provided in the Oyster Point Pharma, Inc. Change in Control and Severance Agreement applicable to you.

a.A one-time discretionary advance payment in the amount of $[ ], which the Company expects to provide on July 15, 2022 (the “Discretionary Bonus”), less applicable taxes and withholdings, subject to the following terms:

i.You must remain continuously employed by the Company and in good standing with the Company as of December 31, 2022.

i.The Discretionary Bonus will not be considered earned until December 31, 2022 (the “Discretionary Date”). Therefore, if you voluntarily separate from the Company before the Discretionary Date without Good Reason, or if you are terminated for Cause (and other than as a result of death or Disability), then you (i) will not be considered to have earned the Discretionary Bonus, and (ii) must repay the net after-tax amount of the Discretionary Bonus in full within [ ] calendar days after your final date of employment with the Company. You also agree that in the event you fail to repay any portion of the Discretionary Bonus, the Company will be entitled to recover its reasonable legal fees and costs incurred through seeking to recover any amounts owed.

As used in this letter, the terms “Cause”, “Change in Control”, “Disability, and “Good Reason” will have the meanings set forth in the Oyster Point Pharma, Inc. Change in Control and Severance Agreement applicable to you.

All other terms and conditions of your employment remain unchanged, including your “at-will” employment status. You and/or the Company remain free to terminate your employment at any time for any reason.

We thank you for your continued contributions to the Company. If you agree with the above terms, please sign and date where indicated below and return it to Matt Taylor, Director, HR Operations at [***] or Oyster Point Pharma, Inc., 202 Carnegie Center, Suite 109, Princeton, NJ 08540. Of course, please let me know if you have any questions.

Oyster Point Pharma, Inc.

By: /s/ Dave Benadon
Dave Benadon
Chief Human Resources Officer

Agreed to and Accepted by:

Name: [ ]
Dated: [ ]